Exhibit 10.19

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into by and between Keary Dunn (“Executive”) and Celularity Inc. (the “Company”), and effective as of, and contingent upon, the closing of the transactions contemplated by that certain Merger Agreement and Plan of Reorganization dated as of January 7, 2021, by and among the Company, GX Acquisition Corp., a Delaware corporation, Alpha First Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of GX, Alpha Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of GX (the “Transactions,” and such date, the “Effective Date”).

Executive is employed by the Company as its General Counsel & Business Development Head pursuant to an employment offer with the Company dated February 12, 2020 (the “Prior Agreement”), which is superseded by this Agreement;

Executive is currently a participant in the Change in Control Agreement, dated February 14, 2020, entered into between Executive and the Company (the “CIC Agreement”), which is superseded by this Agreement;

The Company desires to continue to employ Executive and, in connection therewith, to compensate Executive for Executive’s personal services to the Company from and after the Effective Date; and

Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. Employment by the Company.

1.1 At-Will Employment. Executive shall continue to be employed by the Company on an “at-will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without Cause (as defined in Section 6.2(e) below), Good Reason (as defined in Section 6.2(d) below), or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any compensation following a termination shall be only as set forth in Section 6 or under any applicable benefit or equity plan.

1.2 Position. Subject to the terms set forth herein, the Company agrees to continue to employ Executive and Executive hereby accepts such continued employment. In addition, Executive shall continue to serve as General Counsel & Business Development Head. During the term of Executive’s employment with the Company, and excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote all business time and attention to the affairs of the Company necessary to discharge the responsibilities assigned hereunder, and shall use commercially reasonable efforts to perform faithfully and efficiently such responsibilities.

1.3 Duties. Executive will report to the Chief Executive Officer and will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position as General Counsel & Business Development Head, as shall reasonably be assigned to Executive, subject to the oversight and direction of the Chief Executive Officer. Executive shall be expected to continue to comply with all applicable laws, regulations, rules, directives and other legal requirements of federal, state and other governmental and regulatory bodies having jurisdiction over the Company and of the professional bodies of which the Company is a member. During Executive’s employment with the Company, Executive continues to be required to maintain in good standing any licenses and certifications necessary for the performance of Executive’s duties for the Company.

1.4 Location. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters, currently in Florham Park, New Jersey, or such other location as assigned. In addition, Executive shall make such business trips to such places as may be reasonably necessary or advisable for the efficient operations of the Company.

1.5 Company Policies and Benefits. The employment relationship between the parties shall continue to be subject to the Company’s written personnel policies and procedures as they may be adopted, revised, or deleted from time to time in the Company’s sole discretion. Executive will continue to be eligible to participate on the same basis as similarly-situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment in accordance with the terms of such benefit plans. Subject to the preceding sentence, the Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.6 Insurance. While this Agreement is in effect, for actions within the scope of Executive’s employment, the Company will include Executive as an insured at a level comparable to similarly-situated employees at the Company in its Directors and Officers Liability insurance policy in effect from time to time.

2. Compensation.

2.1 Salary. Commencing on the Effective Date, Executive shall receive an annualized base salary payable at a rate of $360,000, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (the “Base Salary”).

2.2 Bonus.

(a) During Employment. Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) with an annual target of up to 25% (the “Target Percentage”) of Executive’s then-current Base Salary (the “Target Bonus”). The Annual Bonus will be based upon the assessment of the Board of Directors of the Company (the “Board”) (or a committee thereof) of Executive’s performance and the Company’s attainment of targeted goals (as established by the Board or a committee thereof in its sole discretion) over the applicable calendar year. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. No amount of any Annual Bonus is guaranteed at any time, and, except as otherwise stated in Sections 6.2(a)(iii) or 6.3(a)(iii), Executive must be an employee in good standing through the date the Annual Bonus is paid to be eligible to receive an Annual Bonus and no partial or prorated bonuses will be provided. Unless otherwise stated in Section 6, any Annual Bonus, if awarded, will be paid at the same time annual bonuses are generally paid to other similarly-situated employees of the Company. Executive’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).

(b) Upon Termination. Except as otherwise stated in Section 6, in the event Executive leaves the employ of the Company for any reason prior to the date the Annual Bonus is paid, Executive is not eligible to earn such Annual Bonus, prorated or otherwise.

2.3 Company Equity Awards. Subject to approval of the Board, upon the closing of the Transactions, Executive will be granted an option to purchase 100,000 shares of the Company’s common stock (the “Option”), pursuant and subject to the Company’s 2020 Equity Incentive Plan (the “Plan”) and other documents issued in connection with the grant (the “Option Documents”), at an exercise price per share not less than the fair market value of the underlying common stock as of the date of grant as determined by the Board in accordance with the terms of the Plan. This Option has both a performance vesting schedule and a service vesting schedule. The Option will vest according to the following schedule:

(a) 50% of the shares subject to the Option will vest based on Executive’s Continuous Service (as defined in the Plan) over a four year period. Subject to Executive’s Continuous Service on each vesting date, this Option will vest as to 25% of the total number of shares subject to the Option one year after the Effective Date and as to l/48th of the total number of shares subject to the Option each month thereafter. Any fractional share will be rounded down to the nearest whole share; and

(b) 50% of the shares subject to the Option will vest based on achievement of performance milestones to be established by the Compensation Committee of the Board during the first quarter of 2021 and communicated to Executive in writing, subject to Executive’s Continuous Service through the date such milestones are determined to have been achieved.

The specific terms and conditions of the Option will be as set forth in the Plan and Option Documents and other applicable documents, which Executive may be required to sign, and the Option shall be subject to all of the terms and conditions of the Plan and the relevant Option Documents.

2.4 Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, subject to any applicable payroll withholdings and deductions (if any). For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3. Confidential Information, Inventions, Non-Solicitation and Non-Competition Obligations. In connection with Executive’s continued employment with the Company, Executive will continue to receive and continue to have access to the Company’s confidential information and trade secrets. Accordingly, and in consideration of the benefits that Executive is eligible to receive under this Agreement, Executive agrees to sign the Company’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidential Information Agreement”), attached as Exhibit A, which contains certain confidentiality, non-disclosure, non-solicitation and non-competition obligations, among other obligations. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement and will supersede, prospectively only, any agreement that Executive previously signed relating to the same subject matter.

4. Outside Activities. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation, or business enterprise except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit, and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s position with the Company, and (iii) such other activities as may be specifically approved by the Chief Executive Officer, in the cases of (i)-(iii), so long as such activities do not interfere or conflict with the performance of Executive’s duties and responsibilities under this Agreement. This restriction shall not, however, preclude Executive from (x) owning less than one percent (1%) of the total outstanding shares of a publicly-traded company, (y) managing Executive’s passive personal investments, or (z) employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

5. No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement and continued service as an employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith or with Executive’s duties to the Company.

6. Termination of Employment. The parties acknowledge that Executive’s employment relationship with the Company continues to be at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1 Termination by Virtue of Death or Disability of Executive.

(a) In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder and Executive’s employment shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies and applicable law, pay to Executive’s legal representatives the Accrued Obligations (as defined in Section 6.2(c) below) due to Executive.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will be entitled to the Accrued Obligations due to Executive.

(c) In the event Executive’s employment is terminated based on Executive’s death or Disability, Executive will not receive the Non-CIC Severance Benefits (as defined below), the CIC Severance Benefits (as defined below), or any other severance compensation or benefit, except that (i) the Company will provide the Accrued Obligations (as stated in Sections 6.1(a) and 6.1(b)); and (ii) and provided that Executive (or Executive’s legal representatives, in the event of Executive’s death) comply with the Separation Agreement requirement stated in 6.2(a)-(b) below, then the Company will pay Executive (or Executive’s legal representatives, in the event of Executive’s death) an amount equal to the Target Bonus under Section 2.2 for the calendar year in which Executive’s termination occurs, prorated for any partial year of employment on the basis of a 365-day year, less applicable withholdings and deductions, and payable in a lump sum on the later of (x) the date that annual performance bonuses are normally paid to other executives at the Company for that calendar year or (y) the Release Date (as defined below), but in no event later than March 15 of the year following the year to which the bonus is attributable.

6.2 Termination by the Company or Resignation by Executive (not in connection with a Change in Control).

(a) The Company shall have the right to terminate Executive’s employment pursuant to this Section 6.2 at any time (subject to any applicable cure period stated in Section 6.2(e)) with or without Cause or advance notice, by giving notice as described in Section 7.1 of this Agreement. Likewise, Executive can resign from employment with or without Good Reason, by giving notice as described in Section 7.1 of this Agreement. Executive hereby agrees to comply with the additional notice requirements set forth in Section 6.2(d) below for any resignation for Good Reason. If Executive is terminated by the Company (with or without Cause) or resigns from employment with the Company (with or without Good Reason), then Executive shall be entitled to the Accrued Obligations (as defined below). In addition, if Executive is terminated without Cause or resigns for Good Reason, in either case, outside of the Change in Control Measurement Period (as defined below), and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and further provided that Executive timely executes and allows to become effective a separation agreement that includes, among other terms, a general release of claims in favor of the Company and its Affiliates and representatives, in the form presented by the Company (the “Separation Agreement”), and subject to Section 6.2(b) (the date that the general release of claims in the Separation Agreement becomes effective and may no longer be revoked by Executive is referred to as the “Release Date”), then Executive shall be eligible to receive the following severance benefits (collectively the “Non-CIC Severance Benefits”):

(i) The Company will pay Executive severance pay in the form of continuation of Executive’s then-current Base Salary for nine (9) months (the “Non-CIC Severance”). The Non-CIC Severance will be paid in substantially equal installments on the Company’s regular payroll schedule following the termination date, subject to standard deductions and withholdings; provided, however that no portion of the Non-CIC Severance will be paid prior to the Release Date, and any such payments that are otherwise scheduled to be made prior to the Release Date shall instead accrue and be made on the first regular payroll date following the Release Date;

(ii) Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) nine (9) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “Non-CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the Non-CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the Non-CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company;

(iii) The Company will pay Executive an amount equal to the Target Bonus under Section 2.2 for the calendar year in which Executive’s termination occurs, prorated for any partial year of employment on the basis of a 365-day year, less applicable withholdings and deductions, payable in a lump sum on the later of (x) the date that annual performance bonuses are normally paid to other executives at the Company for that calendar year or (y) the Release Date, but in no event later than March 15 of the year following the year to which the bonus is attributable; and

(iv) Notwithstanding the terms of any equity plan or award agreement to the contrary, the unvested portion of all time-based equity awards outstanding on the date of Executive’s termination that would have vested over the nine (9) month period following the date of Executive’s termination had Executive remained continuously employed by the Company during such period will be automatically vested and exercisable as of the date of Executive’s termination.

(b) Executive shall not receive the Non-CIC Severance Benefits pursuant to Section 6.2(a) or the CIC Severance Benefits pursuant to Section 6.3(a), as applicable, unless Executive executes the Separation Agreement within the consideration period specified therein, which shall in no event be more than forty-five (45) days, and until the Separation Agreement becomes effective and can no longer be revoked by Executive under its terms. Executive’s ability to receive the Non-CIC Severance Benefits pursuant to Section 6.2(a) or the CIC Severance Benefits pursuant to Section 6.3(a), as applicable, is further conditioned upon Executive: (i) returning all Company property; (ii) complying with Executive’s post-termination obligations under this Agreement and the Confidential Information Agreement; (iii) complying with the Separation Agreement, including without limitation any non-disparagement and confidentiality provisions contained therein; and (iv) resignation from any other positions Executive holds with the Company, effective no later than Executive’s date of termination (or such other date as requested by the Board).

(c) For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(d) For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company without Executive’s express prior written consent: (i) a material reduction by the Company of Executive’s Base Salary (other than in a broad based reduction similarly affecting all other members of the Company’s executive management); (ii) the relocation of Executive’s principal place of employment from the Company’s Florham Park, New Jersey office, without Executive’s consent, to a place that increases Executive’s one-way commute by more than thirty-five (35) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; or (iii) a material reduction in Executive’s duties, authority, or responsibilities for the Company relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such material reduction, provided, however, that neither the conversion of the Company to a subsidiary, division or unit of an acquiring entity in connection with a change in control, nor a change in title or Executive’s reporting relationships will be deemed a “material reduction” in and of itself; provided further, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of Executive’s intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that Executive’s employment with the Company is being terminated; and (4) Executive voluntarily terminates Executive’s employment within thirty (30) days following the end of the Cure Period.

(e) For purposes of this Agreement, “Cause” for termination shall mean that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement, the Confidential Information Agreement, or any other material agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy (including those pertaining to discrimination or harassment); (v) refusal to follow or implement a clear, lawful and reasonable directive of Company; (vi) gross negligence or incompetence in the performance of Executive’s duties after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty to the Company.

(f) The Non-CIC Severance Benefits provided to Executive pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program. For avoidance of doubt, Executive shall not be eligible to receive both CIC Severance Benefits and Non-CIC Severance Benefits.

(g) Any damages caused by the termination of Executive’s employment without Cause not in connection with a Change in Control would be difficult to ascertain; therefore, the Non-CIC Severance Benefits for which Executive is eligible pursuant to Section 6.2(a) above in exchange for the Separation Agreement is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(h) If the Company terminates Executive’s employment for Cause, or Executive resigns from employment with the Company without Good Reason, regardless of whether or not such termination is in connection with a Change in Control (as defined in the Plan, and which, for purposes of clarity, will not include the Transactions), then Executive shall be entitled to the Accrued Obligations, but Executive will not be eligible for the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit.

6.3 Termination by the Company without Cause or Resignation by Executive for Good Reason (in connection with a Change in Control).

(a) In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, in either case, within three (3) months prior to or within twelve (12) months following the effective date of a Change in Control (such period, the “Change in Control Measurement Period”) then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s full compliance with Section 6.2(b) above, Executive shall be eligible to receive the following severance benefits (collectively the “CIC Severance Benefits”):

(i) The Company will pay Executive severance pay in the form of continuation of Executive’s then-current Base Salary for twelve (12) months (the “CIC Severance”). The CIC Severance will be paid in substantially equal installments on the Company’s regular payroll schedule following the termination date, subject to standard deductions and withholdings; provided, however that no portion of the CIC Severance will be paid prior to the Release Date, and any such payments that are otherwise scheduled to be made prior to the Release Date shall instead accrue and be made on the first regular payroll date following the Release Date;

(ii) Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) twelve (12) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company;

(iii) The Company will make a lump sum cash payment to Executive in an amount equal to one (1) times the Target Bonus for the year in which the termination occurs, subject to standard payroll deductions and withholdings, which will be paid on the first payroll date after the 60th day following Executive’s date of termination, provided that Executive has delivered an effective Separation Agreement prior to such date; and

(iv) Effective as of Executive’s termination date or, if later, the date of such Change in Control, the vesting and exercisability of all outstanding equity awards held by Executive immediately prior to the termination date (if any) shall be accelerated in full.

(b) The CIC Severance Benefits provided to Executive pursuant to this Section 6.3 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program.

(c) Any damages caused by the termination of Executive’s employment without Cause during the Change in Control Measurement Period would be difficult to ascertain; therefore, the CIC Severance Benefits for which Executive is eligible pursuant to Section 6.3(a) above in exchange for the Release are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.4 Cooperation With the Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other executives as may be designated by the Company.

6.5 Effect of Termination. Executive agrees that should Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions with the Company, including, but not limited to, all positions with any and all subsidiaries and Affiliates of the Company.

6.6 Application of Section 409A.

(a) It is intended that all of the compensation payable under this Agreement, to the greatest extent possible, either complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) or satisfies one or more of the exemptions from the application of Section 409A, and this Agreement will be construed in a manner consistent with such intention, incorporating by reference all required definitions and payment terms.

(b) No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a Separation from Service. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(c) To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, to the extent required to comply with Section 409A, if the period during which Executive may consider and sign the Separation Agreement spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death, the Company will: (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.6(c); and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Sections 6.2 and 6.3. No interest shall be due on any amounts deferred pursuant to this Section 6.6(c).

(d) To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that compensation paid pursuant to the terms of this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

6.7 Excise Tax Adjustment.

(a) If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of this Section 6.7 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally-recognized accounting or law firm to make the determinations required by this Section 6.7. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.7(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.7(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.7(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7. General Provisions.

7.1 Notices. Any notices required hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally-recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or (if notice is given prior to Executive’s termination of employment) to Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement. This Agreement (including Exhibit A), and any other separate agreement relating to equity awards constitute the entire agreement between Executive and the Company with regard to the subject matter hereof and supersede any prior oral discussions or written communications and agreements, including the Prior Agreement and the CIC Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

7.5 Counterparts. This Agreement may be executed by electronic transmission and in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

7.8 Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the laws of the State of New Jersey.

7.9 Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy and further shall not apply to discrimination, harassment, or retaliation claims to the extent prohibited by applicable law. The location for the arbitration shall be the Northern New Jersey area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. To the extent applicable law prohibits mandatory arbitration of discrimination, harassment, and/or retaliation claims, in the event Executive intends to bring multiple claims, including a discrimination, harassment, and/or retaliation claim, the discrimination, harassment, and/or retaliation claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

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In Witness Whereof, the parties have executed this Amended and Restated Employment Agreement on the day and year first written above.

CELULARITY INC.

By:	/s/ Robert J. Hariri
Name:	Robert J. Hariri, MD, PhD
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Keary Dunn

Keary Dunn

Exhibit A

Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement

A-1

Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement

In consideration of my continued employment by Celularity, Inc. and its subsidiaries, parents, affiliates, successors and assigns (together, “Company”) and the compensation now and later paid to me, I hereby enter into this Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Agreement”) and agree as follows:

1. Confidential Information Protections.

1.1 Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in strict confidence and will not disclose, use, lecture upon or publish any of Company’s Confidential Information, except as such disclosure, use, lecture or publication may be required in connection with my work for Company and solely for the benefit of Company, or unless an officer of Company has expressly authorized such disclosure, use, lecture or publication in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Company any rights, title or interest I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the unauthorized disclosure of Confidential Information, and will promptly notify Company if I learn of any unauthorized use or disclosure of any Confidential Information and cooperate with Company in connection with the foregoing. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a lawsuit for retaliation by Company for reporting a suspected violation of law, I may disclose Company’s trade secrets to my attorney and use the trade secret information in the court proceeding if I: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities

and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, compositions of matter, models, methods, software in source or object code versions, data and databases, programs, drawings, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology, whether or not patentable or protectable by copyright, and all Intellectual Property Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with Company, provided I have no knowledge that the source of such information was bound by a confidentiality agreement or other obligation of secrecy to Company or third party or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. This Section 1.2 will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or valid order of a court or other governmental authority; provided, however, that, prior to disclosure, I shall first have given reasonable notice to Company so that Company can elect to seek a protective order or other available protections.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, disclose, lecture upon or publish, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4 Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information, trade secrets or any other Intellectual Property Rights of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I represent that my performance of all the terms of this Agreement and my duties as employee of Company will not breach any invention assignment, proprietary information, confidentiality, non-compete, non-solicitation or similar agreement with any former employer or other party.

2. Assignments of Inventions.

2.1 Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents, patent applications and invention disclosures, and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Excluded Inventions. Attached hereto as Exhibit A is a list describing all Inventions, if any, in which I have an existing interest or may have a future interest as of the commencement of my employment, that reasonably relate to Company’s business or actual or demonstrably anticipated research, development, manufacture or sale of products or services and that were made, conceived, developed or reduced to practice by me or acquired by me, alone or jointly with others, prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”). If no such list is attached, I represent and warrant that it is because I have no rights in any existing Inventions that reasonably relate to Company’s business or actual or demonstrably anticipated research or development. If disclosure of any such Excluded Inventions would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Excluded Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such Inventions has not been made for that reason. I acknowledge and agree that I shall not use any Excluded Inventions in the scope of my employment, or include any Excluded Inventions in any product or service of Company, in each case without informing Company in writing in advance and obtaining Company’s prior written consent to do so. In the event that I do so use or include any Excluded Inventions, or if my rights in any Excluded Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, unless Company and I agree otherwise in writing as to particular Excluded Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above and whether not consent is sought or obtained), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions.

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2.3 Assignment of Company Inventions. Inventions assigned to Company, or to a third party as directed by Company pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions” and will be the sole and exclusive property of Company. Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Exhibit A, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, developed or reduced to practice by me, or acquired by me, either alone or jointly with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights, even after termination of my work on behalf of Company. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for those Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to Company under New Jersey Statutes Annotated § 34:1B-265 (“New Jersey Inventions Law”).

2.5 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, developed or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf or in which I am named as an inventor within one (1) year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the New Jersey Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any Confidential Information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of the New Jersey Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the New Jersey Inventions Law.

2.6 Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States government or its agencies, all my right, title, and interest in and to any particular Company Invention.

2.7 Ownership of Work Product.

(a) I acknowledge and agree that all original works of authorship and other work product which are created, prepared, produced, authored, edited, amended, conceived or otherwise made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright (“Work Product”) are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101) and that Company will be considered the author and owner of such Work Product.

(b) I agree that Company will exclusively own all Work Product, and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to such Work Product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any Work Product, except as necessary to perform services for Company.

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2.8 Protection and Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, maintain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents (including copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney) and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States government or its agencies or any third party designated by Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment with Company, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

2.9 Incorporation of Software Code. I agree that I will not incorporate into or link with any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with any policies of Company regarding the use of such software.

3. Records. I agree to keep and maintain adequate and current records (in the form of notebooks, files, letters, notes, memoranda, reports, records, data, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4. Duty of Loyalty During Employment. I agree that during the period of my employment by Company I will not, without Company’s express written consent, directly or indirectly engage in any employment, engagement, or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5. No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers. I acknowledge that, because of the nature of my work for Company, my solicitation, serving or retention of certain customers, consultants or partners with whom Company does business from time to time related to my work for Company would necessarily involve the use or disclosure of Confidential Information, and the relationships and goodwill of Company and would otherwise impair the legitimate business interests of Company. Accordingly, I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

5.1 solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact;

5.2 solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee, consultant, or independent contractor of Company with whom I came into contact during the them immediately preceding 24 month period, but ending on the last day of my employment with Company, to terminate his or her relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined in Section 6 below);

5.3 hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by Company or who has left the employment of Company, for any reason, within the preceding three (3) months to research, develop, market, sell, perform or provide Conflicting Services;

5.4 solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter its relationship with Company;

5.5 solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or

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5.6 perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer. The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year period prior to my contact with such person or entity as described in Sections 5.4-5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one (1) year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

6. Non-compete Provision. I agree that for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory (as defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research, development or commercialization thereof, to, for or of, as applicable, any person or organization other than Company that directly competes with a product, service, or process, including the research, development or commercialization thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired or accessed Confidential Information during my employment by Company.

The parties agree that for purposes of this Agreement, “Restricted Territory” means the (1) United States, and (2) the twenty-five (25) mile radius of any of the following locations to the extent outside of the United States: (i) any Company business location at which I have worked on a regular or occasional basis during the preceding year; (ii) any potential business location of Company under active consideration by Company to which I have traveled in connection with the consideration of that location; (iii) the primary business location of a Customer or Potential Customer; or (iv) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom I have been in contact in the preceding year are based.

7. Reasonableness of Restrictions.

7.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3 If the court declines to enforce this Agreement in the manner provided in subsection 7.2, I and Company agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7.4 Furthermore, the parties agree that the market for Company’s products is worldwide. If, however, after applying the provisions of subsections 7.2 and 7.3, a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced, the parties hereby agree that the fifty (50) mile radius from any location at which I worked for Company on either a regular or occasional basis during the one (1) year immediately preceding termination of my employment with Company shall be the geographic limitation relevant to the contested restriction.

8. No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

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9. Return of Company Property. When I leave the employ of Company, or at such earlier time requested by Company, I will promptly deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and other documents and materials of any nature pertaining to my work with Company or containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company, together with all copies thereof. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

10. Legal and Equitable Remedies.

10.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

10.2 I agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorneys’ fees, from me.

10.3 In the event Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

11. Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12. Publication of This Agreement to Subsequent Employer or Business Associates of Employee.

12.1 If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.2 I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13. General Provisions.

13.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of New Jersey as such laws are applied to agreements entered into and to be performed entirely within New Jersey between New Jersey residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3 Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

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13.4 Survival. The provisions of this Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5 Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

13.6 Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8 Interpretation. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, (i) unless otherwise specified, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation,” (ii) the word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if,” (iii) the word “will” shall be deemed to have the same meaning and effect as the word “shall,” (iv) the terms “or,” “any” or “either” are not exclusive, and (v) the headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

13.9 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.10 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company if no other agreement governs nondisclosure and assignment of Inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us; provided, however, prior to the execution of this Agreement, if Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[Remainder of page intentionally left blank.]

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[signature Page to Employee Confidential Information, Inventions, Non-solicitation and Non-competition Agreement]

This Agreement will be effective as of January 7, 2021.

I have read this agreement carefully and understand its terms. I have completely filled out exhibit a to this agreement.

/s/ Keary Dunn
(Signature)

Keary Dunn
(Printed Name)

ACCEPTED AND AGREED TO:

CELULARITY, INC.

By:	/s/ Robert J. Hariri, MD, PhD
Name: Robert J. Hariri, MD, PhD
Title: Chief Executive Officer

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EXHIBIT A

LIST OF EXCLUDED INVENTIONS

1. Except as listed in Section 2 below, the following is a complete list of all Inventions that reasonably relate to Company’s business or actual or demonstrably anticipated research, development, manufacture or sale of products or services and that were made, conceived, developed or reduced to practice by me or acquired by me, alone or jointly with others, prior to the commencement of my employment with Company:

☒	No Inventions.

☐	See below:

Title	Date	Identifying Number or Brief Description

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to Inventions generally listed below:

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.